Exhibit 99(d)(3)

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

AG-BIOTECH CAPITAL INC.

WITH AND INTO

BIONOVA HOLDING CORPORATION

(Pursuant to Section 253 of the General Corporation Law
of the State of Delaware)

        Pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), Ag-Biotech Capital Inc., a corporation organized and existing under the laws of the State of Delaware (this "Corporation"),

        DOES HEREBY CERTIFY:

        FIRST: That this Corporation is organized and validly existing under the DGCL.

        SECOND: That this Corporation owns more than ninety percent (90%) of each of (i) the outstanding shares of common stock, par value $.01 per share, of Bionova Holding Corporation, a Delaware corporation ("Bionova"), and (ii) the outstanding shares of Series A Preferred Stock, par value $.01 per share, of Bionova, and that there are no shares of any other class outstanding other than said common and preferred stock.

        THIRD: That the Board of Directors of this Corporation, by resolutions duly adopted by unanimous written consent in lieu of a meeting dated                        , 2004 pursuant to Section 141(f) of the DGCL, authorized the merger of this Corporation with and into Bionova (the "Merger") on the conditions set forth in such resolutions. Such resolutions have not been modified or rescinded and remain in full force and effect on the date hereof.

        FOURTH: That the terms and conditions of the Merger are as follows:

          1.     Pursuant to Section 253 of the DGCL, this Corporation shall merge with and into Bionova, with Bionova continuing as the surviving corporation (the "Surviving Corporation"), and the Surviving Corporation shall assume all of the debts, liabilities and obligations of this Corporation.

          2.     The Merger shall be effective (the "Effective Time") upon the filing of a duly prepared and executed Certificate of Ownership and Merger with the Secretary of State of the State of Delaware in accordance with Section 253 of the DGCL.

          3.     At the Effective Time, the separate existence of this Corporation shall cease.

          4.     The corporate existence of Bionova, with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger and as the Surviving Corporation it shall succeed to and possess all of the rights, privileges, immunities, powers, franchises, assets, liabilities and obligations of this Corporation as and to the extent provided in Section 259 of the DGCL.

          5.     At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all shares of Bionova common stock and Bionova preferred stock that are owned by Bionova as treasury stock and any shares of Bionova common stock and Bionova preferred stock owned by this Corporation shall be canceled and retired and shall cease to exist and no stock of the Surviving Corporation or other consideration shall be delivered in exchange therefor.

          6.     At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

      (a)
      each issued and outstanding share of Bionova common stock (other than shares to be canceled in accordance with paragraph 5 above and other than shares for which the holder has demanded and perfected such holder's right to an appraisal in accordance with the DGCL and has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall be converted into the right to receive $0.09 in cash (the "Merger Price"); and

      (b)
      all shares of Bionova common stock converted in accordance with paragraph 6(a) above shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate, without interest.

          7.     At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each outstanding Dissenting Share shall not be converted into or represent a right to receive the Merger Price pursuant to paragraph 6 above, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to paragraph 6 above; and

          8.     At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each option to acquire a share of Bionova common stock outstanding and unexercised immediately prior to the Effective Time shall remain outstanding and continue in accordance with its terms and holders of such options shall be entitled to receive, upon the exercise of their options, the same consideration they would have been entitled to receive had they exercised their options prior to the Effective Time.

          9.     On or within ten days (10) after the Effective Time, the Surviving Corporation shall notify each stockholder of Bionova who is entitled to appraisal rights and who has demanded appraisal of such stockholder's shares in accordance with Section 262 of the DGCL that the Merger has become effective.

          10.   Each share of common stock, par value $.01 per share, of this Corporation that is outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, and all shares of this Corporation so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of the certificate or certificates representing such shares of this Corporation shall cease to have any rights with respect thereto, except for the right to receive one (1) fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, upon the surrender of such certificate or certificates.

        FIFTH: That the Merger has been approved by Ag-Biotech Capital, LLC, the sole stockholder of this Corporation, by unanimous written consent in lieu of a meeting dated                         , 2004 pursuant to Section 228(a) of the DGCL.

        SIXTH: That this Certificate of Ownership and Merger shall become effective upon filing with the Secretary of State of the State of Delaware in accordance with the DGCL.

        SEVENTH: That the Surviving Corporation survives the Merger and may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of this Corporation as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and it does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address of the Surviving Corporation to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware is Bionova Holding Corporation, P.O. Box 1586, Nogales, Arizona 85628-1586, until the Surviving Corporation shall have hereafter designated in writing to the said Secretary of State a different address for such purpose. Service of such process may be made by personally delivering to and leaving with the Secretary of State of the State of Delaware duplicate copies of such process, one of which copies the Secretary of State of the State of Delaware shall forthwith send by registered mail to this Corporation at the above address.

        EIGHTH: Anything herein or elsewhere to the contrary notwithstanding, this Merger may be amended or terminated and abandoned by the Board of Directors of this Corporation at any time prior to the date of filing the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed by Enrique Osorio, its Secretary, this            day of                        , 2004.

AG-BIOTECH CAPITAL INC.
By:
	Name:	Enrique Osorio
	Title:	Secretary